Exhibit 99

[GRAPHIC OMITTED][GRAPHIC OMITTED]

Company Contact:

Rich Hooper
Chief Financial Officer
610-882-1820, ext. 3042
Investorinfo@orasure.com
www.orasure.com

OraSure Technologies Reports PROFIT ON RECORD revenues

Bethlehem, PA - (October 24, 2001) - OraSure Technologies, Inc. (Nasdaq NM:OSUR), the market leader for oral fluid diagnostics, today announced record third quarter revenues of $8.6 million, a 19 percent increase over the $7.2 million reported in the same period a year ago. The net profit for the quarter was $16,000, an improvement of $7.9 million over the third quarter of 2000, which included a one-time charge of $5.9 million for merger-related expenses. Excluding revenue from the prior period for the discontinued Serum Western Blot product, total revenue would have increased by 27 percent in the third quarter. Cash flow from operations, as measured by EBITDA (earnings before interest expense, taxes, depreciation and amortization), was $620,000 for the quarter. This was the Company's second consecutive quarter of positive cash flow.

For the first nine months of 2001, revenues were also a record of $24.5 million, 17 percent above the comparable period in 2000. The net loss for the nine-month period was $1.4 million, an improvement of $7.7 million over the first nine months of 2000, which included a one-time charge of $5.9 million for merger-related expenses. Excluding revenue from the prior period for the discontinued Serum Western Blot product, total revenue would have increased by 24 percent in the first nine months.

Robert D. Thompson, Chief Executive Officer of OraSure Technologies, Inc., stated, "We are very pleased with the strong revenue growth and achieving profitability. Our Intercept(R) and OraQuick(R) products have driven our growth this year. Intercept(R) is showing strong momentum, as oral fluid drug testing gains marketplace acceptance, in both the occupational health and correctional health settings. This momentum will be aided by the recent inclusion of oral fluid drug testing in the new draft federal drug program guidelines for all uses, including pre-employment, random, and post-accident testing. We shipped our first OraQuick(R) order to the Centers for Disease Control and Prevention
(CDC) for use in more than fifteen African countries participating in the LIFE Initiative. Additionally, OraQuick(R) was selected for use in the CDC's MIRIAD Project, a program focused on reducing mother-to-child transmission of HIV in the United States." The Company showed significant improvement in its cost structure during the third quarter. Gross margins improved to 67% from 57% in the comparable quarter of 2000. Operating expenses totaled approximately $5.7 million for the quarter, a decline of $700,000 from the total of $6.4 million recorded in the comparable quarter of 2000, reflecting synergies from the merger.

The Company announced today it has received FDA feedback on its OraQuick(R) submission filed in late June. The FDA responded to the OraQuick(R) submission in a very timely manner with its first round of questions on the data submitted. The Company promptly answered those questions, and the FDA's review is progressing as anticipated.

The FDA also responded to the Company's UPlink(TM) submission, which was filed in late June. Because this is the first reader-based oral fluid point-of-care testing system submitted to the FDA, and due to UPlink's(TM) very broad clinical utility, the FDA has requested approximately sixty additional trial samples for each of the six drug assays. Consequently, the Company is now expecting full clearance of all of the drugs of abuse assays in the first quarter of 2002. However, the Company expects revenue in the fourth quarter of 2001 and first quarter of 2002 from initial UPlink(TM) reader shipments to development partners.

"Despite our impressive revenue gains, we are disappointed with the unforeseen delays of OraQuick(R) orders from our African distributor, which were the result of government purchase process delays in Africa," said Mr. Thompson. "We expect to work through these delays and continue to develop these opportunities in the future," he added.

In light of these developments, the Company's new revenue projection for the fourth quarter of 2001 is set in excess of $10 million, more than 28 percent higher than revenues in the fourth quarter of 2000. The Company also expects to report a net profit in the fourth quarter. Excluding revenues from the discontinued Serum Western Blot product line, projected fourth quarter 2001 revenues would represent growth of more than 35 percent over 2000.

For 2002, the Company expects revenue growth of at least 30 percent over 2001, and continued strong growth in earnings. Mr. Thompson continued, "We are positioning the Company to achieve even higher growth. The key milestones include FDA approval of both the OraQuick(R) HIV and UPlink(TM) Drugs of Abuse products in the United States, the recruiting of new marketing partners for UPlink(TM), Intercept(R), and OraQuick(R), and the execution of additional joint development agreements to pursue new markets with our platform technologies."

                            Internet Audio Broadcast

OraSure Technologies will host a conference call with analysts to discuss these results beginning at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) today. In order to listen to the conference call, please go to OraSure Technologies' web site, www.orasure.com, at least ten minutes prior to the start of the call to register, download and install any necessary audio software. In addition, a replay will be archived on OraSure Technologies' web site shortly after the call has ended and will be available for 30 days. A replay of the call can also be accessed until October 29, 2001, by dialing (888) 203-1112 (Domestic) or (719) 457-0820 (International) and entering the access code 683274.

Important Information

This press release contains certain forward-looking statements, including with respect to revenues, earnings, and product development, performance, regulatory approvals, shipments and markets. Actual results could be significantly different. Factors that could affect results include ability to market products; impact of competitors, competing products and technology changes; ability to develop, commercialize and market new products; market acceptance of oral fluid testing products and up-converting phosphor technology products; ability to fund research and development and other projects and operations; ability to obtain and timing of obtaining necessary regulatory approvals; ability to develop product distribution channels; uncertainty relating to patent protection and potential patent infringement claims; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; ability to sell products internationally; loss or impairment of sources of capital; exposure to product liability and other types of litigation; changes in international, federal or state laws and regulations; changes in relationships with strategic partners and reliance on strategic partners for the performance of critical activities under collaborative arrangements; changes in accounting practices or interpretation of accounting requirements; equipment failures and ability to obtain needed raw materials and components; and general business and economic conditions. These and other factors are discussed more fully in the Securities and Exchange Commission filings of OraSure Technologies, including its Annual Report on Form 10-K for the year ended December 31, 2000. Although forward-looking statements help to provide complete information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. The forward-looking statements are made as of the date of this press release and OraSure Technologies undertakes no duty to update these statements.

                                                   Condensed Financial Data
                                                   ------------------------
                                             (In thousands, Except Per-Share Data)
                                                        (Unaudited)
                                         Three months ended            Nine months ended

                                           September 30,                 September 30,
                                           -------------                 -------------
                                           2001     2000                 2001     2000
                                           ----     ----                 ----     ----
Results of Operations
Revenues                               $  8,599    $ 7,222             $ 24,510  $21,002

Cost of goods sold                        2,873      3,097                8,580    8,211
                                          -----      -----               ------   ------
Gross margin                              5,726      4,125               15,930   12,791
Operating expenses                        5,737      6,418               17,332   17,128
Merger related costs                          -      5,920                    -    5,920
Manufacturing restructuring                   -          -                  450        -
costs                                     -----      -----               ------   ------

Operating Income (loss)                     (11)    (8,213)              (1,852) (10,257)
Other income (expense), net                  27        289                  427    1,162
                                          -----      -----               ------  -------

Net income (loss)
                                             16     (7,924)              (1,425)  (9,095)
                                          =====      =====               ======  =======
Earnings (loss) per common share:
     Basic                             $   0.00    $ (0.22)              $(0.04) $ (0.26)
                                          =====      =====               ======  =======

     Diluted                           $   0.00    $ (0.22)              $(0.04) $ (0.26)
                                          =====      =====               ======  =======

Average shares of common
stock
  outstanding:
     Basic                               37,057     35,370               36,741   34,546
                                         ======     ======               ======  =======

     Diluted                             39,009     35,370               36,741   34,546
                                         ======     ======               ======  =======


Product Revenue Summary
Three Months Ended September 30,                                                    Percentage of

                                                            Dollars                 Total Revenues
                                                                        %           --------------
                                                 2001       2000      Change         2001    2000
                                                 ----       ----                     ----    ----
Product Revenues
   Oral specimen collection devices              $3,139     2,856      10%            36%     40%

   OraQuick(R)                                      415         -      N/A             5%      0%
   Histofreezer(R)cryosurgical systems            1,954     1,737      12%            23%     24%
   Immunoassay tests                              2,027     1,445      40%            23%     20%
   Western Blot HIV confirmatory tests              143       538     (73)%            2%      7%
   Other product revenues                           559       291      92%             7%      4%
                                                 ------     -----                  -----   -----
                                                  8,237     6,867      20%            96%     95%
License and product
development                                         362       355       2%             4%      5%
                                                 ------     -----                  -----   -----
Total revenues                                   $8,599    $7,222      19%           100%    100%
                                                 ======    ======                  =====   =====

Nine Months Ended September 30,

                                                                                    Percentage of
                                                            Dollars                 Total Revenues
                                                                        %           --------------
                                                 2001       2000      Change         2001    2000
                                                 ----       ----                     ----    ----
Product Revenues
   Oral specimen collection devices              $9,855    $8,271       19%           40%     39%
   OraQuick(R)                                      655         -       N/A            3%      0%
   Histofreezer(R)cryosurgical systems            4,733     4,681        1%           19%     22%
   Immunoassay tests                              5,835     4,959       18%           24%     24%
   Western Blot HIV confirmatory tests              471     1,424      (67)%           2%      7%
   Other product revenues                         1,658     1,062       56%            7%      5%
                                                 ------     -----                  -----   -----
                                                 23,207    20,397       14%           95%     97%
License and product development                   1,303       605      115%            5%      3%
                                                 ------     -----                  -----   -----
Total revenues                                 $ 24,510   $21,002       17%          100%    100%
                                                 ======    ======                  =====   =====


About OraSure Technologies

OraSure Technologies, Inc. is the market leader for oral fluid diagnostics. The Company develops, manufactures and markets medical devices and diagnostic products for use by insurance companies, public health agencies, clinical laboratories, physicians' offices and workplace sites. For more information on the Company, please visit www.orasure.com.